Exhibit 99

      CDI CORP. REPORTS FOURTH QUARTER 2006 NET EARNINGS MORE THAN DOUBLE,
         REPORTS FULL YEAR 2006 FINANCIAL RESULTS AND ANNOUNCES DIVIDEND

    PHILADELPHIA, Feb. 27 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the fourth quarter and for the full year ended December 31, 2006 and announced a quarterly cash dividend.

    For the quarter ended December 31, 2006, the company recorded net earnings of $6.8 million, or $0.34 per diluted share, on revenue of $321.0 million. Fourth quarter revenue grew 10.4% compared to $290.7 million for the fourth quarter of 2005 and net earnings increased by 104.9% compared to the year-ago quarter.

    The current year quarter includes a reversal of a previous charge to earnings of $0.8 million due to a decision, based on increased business, to utilize leased space vacated in 2004. In the fourth quarter of 2005 the company also identified and corrected certain errors totaling $1.5 million ($1.2 million related to the Business Solutions operating unit and $0.3 million related to the AndersElite operating unit). When adjusted for these aforementioned items, the net earnings increase on a year-over-year basis would have been approximately 43% (see attached tables for a reconciliation).

    The company also announced a dividend of $0.11 per share to be paid on March 27, 2007 to all shareholders of record as of March 13, 2007.

    For the full year ended December 31, 2006, the company reported net earnings of $23.3 million, or $1.16 per diluted share, on revenue of $1.27 billion.

    "CDI performed well in the fourth quarter and for the full year," said President and Chief Executive Officer Roger H. Ballou. "We are pleased that our strategic focus on providing longer-cycle, solutions-based services to our engineering, IT and professional staffing clients is producing solid results.

    "Fourth quarter revenue growth, on a year-over-year basis, was primarily driven by continued strong capital spending by a broad base of clients in the process, life sciences, and U.S. Government segments, as well as in the United Kingdom infrastructure marketplace and by growth in a previously-reported contract with a major IT services company. We were also very pleased with the improvement in our gross profit margin driven by solid growth in permanent placement and a shift in mix to higher-margin, longer-duration project business."

    Business Segment Discussion

    The Business Solutions segment reported an 11.9% gain in fourth quarter revenue compared to the prior year quarter driven by the aforementioned strength in capital spending by new and existing clients in most vertical markets and from the major IT win announced in 2005. Operating profit increased significantly due to the aforementioned revenue growth and an increase in mix of higher-margin solutions business.

    U.K.-based AndersElite reported year-over-year fourth quarter revenue growth of 24.2% (or 14.5% on a constant currency basis) driven by a continued robust construction marketplace in the U.K. and Australia. Operating profit increased significantly compared to the prior year quarter primarily driven by increases in higher-margin permanent placement revenue.

    Todays Staffing revenue for the fourth quarter declined by 9.2% versus the fourth quarter of 2005 due to a slowdown in temporary staffing demand, particularly in Todays' national accounts. Operating profits declined by $0.2 million compared to the year-ago quarter due to the decline in revenue, largely offset by expense reductions.

    Management Recruiters International, Inc.'s (MRI) fourth quarter revenue increased by 2.4% versus the prior year with growth in staffing revenues somewhat offset by a decline in royalty revenues. Year-over-year operating profit was down 21.4% for the quarter due to the previously-noted decline in higher-margin royalties and slightly higher expenses.

    Corporate Summary

    Corporate overhead costs for the fourth quarter decreased by 12.0% versus the prior year period due primarily to the previously-mentioned reversal of a lease reserve of $0.8 million.

    "CDI ended the year with approximately $33.6 million in cash and cash equivalents," said Ballou. "We were pleased that our cash generative business model enabled CDI, during the fourth quarter, to source free cash flow of $18.6 million. With our cash on hand and untapped borrowing capacity, we are confident in our ability to support revenue growth initiatives.

    "Beginning with the first quarter of 2007, CDI will report on five business segments reflecting the new operating structure in place effective January 1, 2007. AndersElite, Todays Staffing and MRI will continue to report as in the past. However, reflecting our new operating organization, we will separately report CDI Engineering Solutions and CDI IT Solutions to provide a more detailed view of CDI's mix of engineering versus IT outsourcing revenue and operating profit. This will also allow investors to more clearly compare our performance by segment to that of appropriate publicly-traded peer firms."

    Business Outlook

    "We are pleased with our overall operating performance this quarter as our operating profit margin improved to 3.3% of total revenue," said Ballou. "Additionally, we are encouraged by continued strength in capital spending trends by clients in our key verticals. A healthy capital spending environment, plus our current pipeline of new business wins, could produce organic revenue growth in the range of 7% to 9% for 2007. We also expect first quarter 2007 growth of 7% to 9% compared to the first quarter of 2006.

    "Our business model remains sound and we should be able to generate 11% to 13% variable contribution margin on this revenue growth in 2007."

    Financial Tables Follow

    Conference Call/Webcast

    CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

    Company Information

    Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.

                  Caution Concerning Forward-Looking Statements

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected expenditures and future financial results, are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; possible inaccurate assumptions or forecasts regarding the bill rate, profit margin and duration of assignment applicable to billable personnel (and regarding the utilization rate of billable personnel in our project business); competitive market pressures; the availability and cost of qualified labor; changes in customers' attitudes towards outsourcing; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; the ability to pass on to customers increases in costs (such as those relating to workers' compensation, unemployment insurance, medical insurance coverage or other costs which may arise from regulatory requirements); our performance on customer contracts; the possibility of incurring liability for our activities, including the activities of our temporary employees; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to the staffing industry. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise.

                           CDI CORP. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)

                                         For the three months ended
                                 -------------------------------------------        For the year ended
                                         December 31,                                  December 31,
                                 ---------------------------   September 30,   ---------------------------
                                     2006           2005           2006           2006           2005
                                 ------------   ------------   -------------   ------------   ------------
Revenues                         $    321,026   $    290,724   $     322,451   $  1,265,286   $  1,133,584

Cost of services                      244,267        223,322         247,597        970,794        871,016

Gross profit                           76,759         67,402          74,854        294,492        262,568

Operating and
 administrative
 expenses                              66,232         62,580          64,447        257,465        241,432
Restructuring                               -           (126)              -              -           (126)
Gain on sale of
 asset                                      -              -               -              -           (420)

Operating profit                       10,527          4,948          10,407         37,027         21,682

Other (expense)
 income, net                                4             16             (42)          (572)           307

Earnings before
 income taxes                          10,531          4,964          10,365         36,455         21,989

Income tax expense                      3,730          1,492           4,263         13,192          8,032

Net earnings before
 cumulative effect
 of accounting
 change                                 6,801          3,472           6,102         23,263         13,957

Cumulative effect of
 accounting change,
 net of tax                                 -            152               -              -            152

Net earnings                     $      6,801   $      3,320   $       6,102   $     23,263   $     13,805

Diluted earnings per
 share                           $       0.34   $       0.16   $        0.30   $       1.16   $       0.69

Diluted number of
 shares (000)                          20,121         20,038          20,102         20,090         19,940

                                 December 31,    December 31,    September  30,
                                     2006            2005             2006
                                 -------------   -------------   -------------
Selected Balance Sheet Data:
Cash and cash equivalents        $      33,551   $      13,407   $      18,882

Accounts receivable, net         $     243,586   $     232,365   $     265,506

Current assets                   $     290,684   $     259,755   $     301,316

Total assets                     $     413,119   $     379,494   $     420,308

Current liabilities              $     104,746   $      97,766   $     118,787

Shareholders' equity             $     299,332   $     271,478   $     293,366

                                         For the three months ended
                                 -------------------------------------------        For the year ended
                                         December 31,                                  December 31,
                                 ---------------------------   September 30,   ---------------------------
                                     2006           2005           2006           2006           2005
                                 ------------   ------------   -------------   ------------   ------------
Selected Cash Flow Data:
Depreciation expense             $      2,788   $      2,690   $       2,687   $     10,528   $     10,300

Capital expenditures             $      4,720   $      3,503   $       2,991   $     13,510   $     15,698

Dividends paid                   $      2,200   $      2,181   $       2,202   $      8,782   $      8,696

 Free cash flow for the quarter
  ended December 31, 2006 is
  shown below:

      Net cash provided by
       operating activities      $     25,533
      Less: capital
       expenditures                    (4,720)
      Less: dividends paid             (2,200)

Free cash flow for the
 quarter ended December 31,
 2006                            $     18,613

                                         For the three months ended
                                 -------------------------------------------        For the year ended
                                         December 31,                                  December 31,
                                 ---------------------------   September 30,   ---------------------------
                                     2006           2005           2006           2006           2005
                                 ------------   ------------   -------------   ------------   ------------
Selected Earnings
 and Other Financial
 Data:
Revenues                         $    321,026   $    290,724   $     322,451   $  1,265,286   $  1,133,584

Gross profit                     $     76,759   $     67,402   $      74,854   $    294,492   $    262,568

Gross profit margin                      23.9%          23.2%           23.2%          23.3%          23.2%

Operating and
 administrative
 expenses as a
 percentage of
 revenue                                 20.6%          21.5%           20.0%          20.3%          21.3%

Corporate expenses               $      4,030   $      4,579   $       4,458   $     18,141   $     17,270
Corporate expenses
 as a percentage of
 revenue                                  1.3%           1.6%            1.4%           1.4%           1.5%

Operating profit
 margin                                   3.3%           1.7%            3.2%           2.9%           1.9%

Effective income tax
 rate                                    35.4%          30.1%           41.1%          36.2%          36.5%

After-tax return on
 shareholders'
 equity (a)                               8.2%           5.1%            7.0%

Pre-tax return on
 net assets (b)                          14.1%           9.3%           11.7%

Variable
 contribution
 margin(c)                               18.4%          41.2%           10.9%          11.7%          13.9%

Reconciliation to
 adjusted
 earnings:(1)
                                     2006           2005         Increase
                                 ------------   ------------   -------------
Net earnings, as
 reported                        $      6,801   $      3,320
Add:  2005 fourth
 quarter adjustment                             $      1,056
Deduct: 2006 fourth
 quarter adjustment                      (529)

Net earnings, as
 adjusted                        $      6,272   $      4,376            43.3%

(1) The table above puts CDI's fourth quarter results of operations on a more comparable basis by eliminating the after-tax effect of the lease reserve reversal of $0.8 million in 2006 and the error correction of $1.5 million in 2005.

                                         For the three months ended
                                 -------------------------------------------        For the year ended
                                         December 31,                                  December 31,
                                 ---------------------------   September 30,   ---------------------------
                                     2006           2005           2006           2006           2005
                                 ------------   ------------   -------------   ------------   ------------
Selected Segment
 Data (d):
Business Solutions
Revenues                         $    208,903   $    186,730   $     209,643   $    828,755   $    737,755
Gross profit                           41,240         35,463          40,301        159,941        138,681
Gross profit margin                      19.7%          19.0%           19.2%          19.3%          18.8%

Operating profit                        7,641          2,857           7,439         28,918         15,723
Operating profit
 margin                                   3.7%           1.5%            3.5%           3.5%           2.1%

AndersElite
Revenues                         $     58,340   $     46,981   $      58,639   $    217,188   $    184,419
Gross profit                           15,324         10,446          14,938         55,677         44,968
Gross profit margin                      26.3%          22.2%           25.5%          25.6%          24.4%

Operating profit                        1,948            523           2,706          7,672          5,473
Operating profit
 margin                                   3.3%           1.1%            4.6%           3.5%           3.0%

Todays Staffing
Revenues                         $     36,078   $     39,728   $      36,546   $    151,869   $    149,147
Gross profit                            9,105          9,657           8,625         36,433         36,779
Gross profit margin                      25.2%          24.3%           23.6%          24.0%          24.7%

Operating profit                        1,218          1,374             651          3,968          2,406
Operating profit
 margin                                   3.4%           3.5%            1.8%           2.6%           1.6%

Management
 Recruiters
 International
Revenues                         $     17,705   $     17,285   $      17,623   $     67,474   $     62,263
Gross profit                           11,090         11,836          10,990         42,441         42,140
Gross profit margin                      62.6%          68.5%           62.4%          62.9%          67.7%

Operating profit                        3,750          4,773           4,069         14,610         14,931
Operating profit
 margin                                  21.2%          27.6%           23.1%          21.7%          24.0%

                                          For the three months ended
                                 -------------------------------------------        For the year ended
                                         December 31,                                  December 31,
                                 ---------------------------   September 30,   ---------------------------
                                     2006          2005(e)        2006(e)          2006          2005(e)
                                 ------------   ------------   -------------   ------------   ------------
 Business Solutions
  Revenue by Vertical:
CDI Process and
 Industrial                      $     94,287   $     83,662   $      93,290   $    370,429   $    339,317
CDI Information
 Technology Services                   76,819         67,311          78,364        305,512        260,982
CDI Aerospace                          18,980         20,584          20,616         83,230         80,370
CDI Government Services                15,289         13,837          14,188         58,063         51,493
CDI Life Sciences                       3,528          1,336           3,185         11,521          5,593

Total Business Solutions
 Revenue                         $    208,903   $    186,730   $     209,643   $    828,755   $    737,755

(a) Current quarter combined with the three preceding quarters' net earnings divided by the average shareholders' equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings divided by the average net assets. Net assets include total assets minus total liabilities excluding cash and income tax accounts

(c) Year-over-year change in operating profit divided by year-over-year change in revenue

(d) Commencing January 1, 2006, the company refined its method of allocating shared services costs to more accurately reflect management and staff time devoted to, and central costs attributable to, the reporting segments. The operating profit for the year and three-month period ended December 31, 2005 has been revised for comparative purposes.

(e)  Reclassified to conform to the current presentation.

SOURCE  CDI Corp.
    -0-                             02/27/2007
    /CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, or Vince.Webb@cdicorp.com, or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, or Mark.Kerschner@cdicorp.com, both of CDI Corp./
    /First Call Analyst: /
    /FCMN Contact: vince.webb@cdicorp.com /
    /Web site:  http://www.cdicorp.com/
    (CDI)